Exhibit 10.2

Execution Version

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

Re: Accelerated Share Repurchase

Ladies and Gentlemen:

This master confirmation (this “Master Confirmation”), dated as of February 22, 2017 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Bank of America, N.A. (“Dealer”), and Aetna Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”), as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Counterparty and to Dealer as if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the “Threshold Amount” were USD100,000,000, with respect to Counterparty, and three percent (3%) of shareholders’ equity of Dealer as of the Trade Date, with respect to Dealer, (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language were added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such other existing or deemed ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such other existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) the Supplemental Confirmation; (ii) this Master Confirmation (including the Annexes hereto); (iii) the Equity Definitions; and (iv) the Agreement.

1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Effective Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker: “AET”)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer

Prepayment/Variable

Obligations:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Reference Price:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the amount equal to the arithmetic average of the Rule 10b-18 VWAPs for all Calculation Dates in the Pricing Period; provided that, in the event Dealer determines that a Disrupted Day during the Pricing Period is a Disrupted Day only in part, Dealer shall determine the Reference Price based on an appropriately weighted average instead of such arithmetic average with respect to such Disrupted Day.

Reference Price
Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Rule 10b-18 VWAP:	Subject to the provisions of “Pricing Disruption” below, for any Exchange Business Day, the Rule 10b-18 volume-weighted average price at which the Shares trade during the regular trading session for the Exchange on such Exchange Business Day as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on Bloomberg Page “AET.N<Equity> AQR SEC” (or any successor thereto); provided that if such published price is, in Calculation Agent’s reasonable judgment, erroneous or such page or successor page is unavailable, the Calculation Agent shall determine the Rule 10b-18 VWAP for such Exchange Business Day.
Pricing Period:	For any Transaction, the period commencing on the Pricing Period Commencement Date and ending on, and including, the Pricing Period Termination Date, subject to extension as provided herein.

Pricing Period
Commencement Date:	For any Transaction, the Effective Date.

Pricing Period
Termination Date:	For any Transaction, the earlier of (a) the Scheduled Termination Date, or (b) any Calculation Date occurring on or following the First Optional Termination Date that Dealer designates as the Pricing Period Termination Date by delivering notice to Counterparty prior to 11:59 p.m. New York City time on the Calculation Date immediately following such designated Calculation Date.

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions, this Master Confirmation or any Supplemental Confirmation, the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction shall not be subject to adjustment or change (whether by the Calculation Agent, the Determining Party or otherwise).

First Optional
Termination Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Scheduled
Termination Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction; provided that the Scheduled Termination Date may be postponed by Dealer as provided in “Pricing Disruption” below.

Pricing Disruption:	The definition of “Market Disruption Event” contained in Section 6.3(a) of the Equity Definitions is hereby amended by:

(i) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation

Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Pricing Period or the Settlement Period” after the word “material” in the third line thereof; and

(ii) replacing the words “or (iii) an Early Closure” in the fifth line thereof with the words “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Pricing Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date by one Calculation Date for each Disrupted Day, or (ii) in the Settlement Period, if any, the Calculation Agent may extend the Settlement Period by one Calculation Date for each Disrupted Day. The Calculation Agent shall also determine if (i) such Disrupted Day is a Disrupted Day in full, in which case the Rule 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Reference Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the Rule 10b-18 VWAP for the relevant Calculation Dates during the Pricing Period or the Settlement Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Reference Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares; provided that the Calculation Agent shall promptly provide Counterparty with written notice of the occurrence of a Disrupted Day or a partially Disrupted Day and any adjustments to the terms of any Transaction hereunder as a result thereof. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

Early Closure:	The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	In the event that the Calculation Agent reasonably concludes in good faith and upon the advice of counsel that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures that are generally applicable to accelerated share repurchase transactions (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), or due to any other Market Disruption Event, for Dealer to refrain from, decrease or otherwise materially alter any market activity on any Scheduled Trading Day during the Pricing

Period or, if applicable, the Settlement Period, the Calculation Agent may by written notice to Counterparty elect to suspend the Pricing Period or Settlement Period for such day. The Calculation Agent shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the day the Calculation Agent reasonably believes in good faith and upon the advice of counsel that Dealer may resume Dealer’s market activity. The Calculation Agent shall not be required to communicate to Counterparty the reason for the Calculation Agent’s exercise of its rights pursuant to this provision if the Calculation Agent reasonably determines in good faith and upon the advice of counsel that disclosing such reason could reasonably result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures that are generally applicable to equity derivatives transactions (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

Settlement Terms:

Settlement Procedures:	For each Transaction, if the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex B shall apply to such Transaction.
Number of Shares
to be Delivered:	For each Transaction, a number of Shares equal to (i)(a) the Prepayment Amount, divided by (b) the Valuation Amount minus (ii) the Initial Share Number.

Valuation Amount:	For each Transaction, (i) the Reference Price minus (ii) the Reference Price Adjustment Amount.
Excess Dividend
Amount:	For the avoidance of doubt, all references to Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the earlier of (i) the Scheduled Termination Date and (ii) the date on which Dealer delivers any notice of the Pricing Period Termination Date.

Settlement Currency:	USD

Initial Shares:

Initial Share Delivery:	For any Transaction, upon payment by Counterparty of the Prepayment Amount, Dealer or an affiliate of Dealer shall deliver to Counterparty a number of Shares equal to the Initial Share Number on the Initial Settlement Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Initial Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Settlement Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Initial Share Number:	For each Transaction, the number set forth as such in the Supplemental Confirmation for such Transaction.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Pricing Disruption” above, in which case the Calculation Agent shall, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement. For the avoidance of doubt, neither purchases under any Other Specified Repurchase Agreement (as defined in Section 7) nor any hedging activity by the bank counterparty to any Other Specified Repurchase Agreement shall constitute or give rise to a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent) when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend.

Ordinary Dividend:	Amount as set forth in the Supplemental Confirmation for each Transaction.

Early Ordinary
Dividend Payment:	If an ex-dividend date for any dividend that is not an Extraordinary Dividend and is not a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, such ex-dividend date shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the relevant Transaction(s) hereunder as the Affected Transaction(s).

Scheduled Ex-Dividend
Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of

Merger Events:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Modified Calculation Agent Adjustment

(c)	Share-for-Combined: Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”, (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date” and (iii) (x) the words “voting shares” in the fourth line of Section 12.1(d) of the Equity Definitions shall be replaced with the word “Shares” and (y) the reference to “10%” in the third line of Section 12.1(d) of the Equity Definitions shall be replaced with “20%.”

Consequences of

Tender Offers:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Modified Calculation Agent Adjustment

(c)	Share-for-Combined: Modified Calculation Agent Adjustment

Nationalization,
Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

(f) Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	35 basis points per annum

Hedging Party:	For all relevant Additional Disruption Events, Dealer; provided that, upon request from Counterparty, Dealer shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by Dealer as Hedging Party (but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Determining Party:	For all relevant Additional Disruption Events, Dealer; provided that, upon request from Counterparty, Dealer shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by Dealer as Determining Party (but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for a Transaction, then an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the price of the Shares on the Exchange falls below such Termination Price at any time on two consecutive Exchange Business Days, and such second consecutive Exchange Business Day will be the “Early Termination Date” for purposes of the Agreement.

Relevant Dividend Period:	The period from and including the first day of the Pricing Period to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Period; otherwise, the Pricing Period Termination Date.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:	Applicable

2. Calculation Agent.	Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent equity derivatives dealer to replace Dealer as Calculation Agent, and the parties hereto shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent will upon request by Counterparty promptly following (and, in any event, within five Exchange Business Days of) such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any confidential or proprietary models or other information that is confidential or proprietary) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

3.	Account Details, Offices and Notices.

(a)	Account Details:

(i)	Account for payments to Counterparty: To Be Advised.

Account for delivery of Shares to Counterparty: To Be Advised.

(ii)	Account for payments to Dealer:

Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No : 0012334-61892

Account for delivery of Shares to Dealer: To Be Advised.

(b)           Notices. Unless otherwise specified, notices under this Master Confirmation may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(i)	If to Counterparty:

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
Attention: Treasurer
Telephone: (860) 273-5664
Facsimile: (860) 273-1303
Email: BudaD@aetna.com
Share_Repurchases@aetna.com

(ii)	If to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: Robert Stewart, Assistant General Counsel
Telephone: 646-855-0711
Facsimile: 646-822-5618
Email: rstewart4@bankofamerica.com

(c)           Offices.

(i)	The Office of Counterparty for each Transaction is: Not Applicable

(ii)	The Office of Dealer for each Transaction is: New York

4.                 Representations of Counterparty.

In addition to the representations, warranties and covenants in the Agreement, Counterparty additionally hereby represents, warrants and covenants to Dealer that:

(a)                 Corporate Existence and Authorization; Required Company Approvals. Counterparty has all corporate power to enter into this Master Confirmation and each Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof. Each Transaction contemplated by this Master Confirmation and any repurchase of Shares by Counterparty in connection with such Transaction are pursuant to a publicly announced share repurchase program that has been approved by its board of directors (or any committee thereof duly authorized to act on behalf of the board of directors) and, at the time of making this representation, such Transaction is not subject to any internal policy or procedure of Counterparty, whether written or oral, which would prohibit Counterparty from effecting any aspect of such Transaction, including, without limitation, the purchases of the Shares made pursuant to such Transaction at such time.

(b)                 Private Placement. Counterparty acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into this Transaction for its own account and without a view to the distribution or resale thereof, and it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law. Counterparty has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment and the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(c)                 Material Non-Public Information and Manipulation. As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction (i) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares; (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer; or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares), in each case, in violation of applicable law.

(d)                 Tender Offer. As of the Trade Date for each Transaction hereunder, Counterparty has not received notice that it is the subject of a tender offer made under Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has not commenced any tender offer that would be subject to Rule 13e-4 under the Exchange Act.

(e)                 Regulation M. The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”. Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to the provisions in Section 1 above opposite the caption “Regulatory Disruption”; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) for such Transaction, (ii) the Settlement Period, if any, for such Transaction and (iii) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Pricing Period for such Transaction and ending on the later of (i) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Optional Termination Date without regard to any acceleration thereof pursuant to “Special Provisions for Friendly Transaction Announcements” below) and (ii) if Section 9 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 9 have been made.

(f)                  Rule 10b-18 Purchases of Blocks. Counterparty shall, at least one day prior to the Effective Date for any Transaction, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchases” and “blocks” each being used as defined in Rule 10b-18).

(g)                 Liquidity. As of the Trade Date for each Transaction hereunder, (i) its financial condition is such that it has no need for liquidity with respect to its investment in the Transactions contemplated by this Master Confirmation and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and (ii) its investments in and liabilities in respect of such Transactions, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with such Transactions, including the loss of its entire investment in such Transactions.

(h)                 Solvency. As of the Trade Date and the Prepayment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (as defined below)) and Company would be able to purchase a number of the Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Company’s incorporation.

(i)                   Financial Expertise and Total Assets. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof.

(j)                  Investment Company Act of 1940. Counterparty is not, and after giving effect to each Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(k)                 CEA Status. Counterparty is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(l)                   Non-Reliance. Counterparty is not relying, and has not relied upon, Dealer or any of its affiliates with respect to the legal, accounting, tax or other implications of this Master Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Master Confirmation. Further, it acknowledges and agrees that neither Dealer nor any affiliate of Dealer has acted as its advisor in any capacity in connection with this Master Confirmation or the transactions contemplated hereby. Without limiting the generality of the foregoing or Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity.

(m)               No Deposit Insurance. Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(n)                 Assumption of Risk. COUNTERPARTY UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS MASTER CONFIRMATION ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(o)                 Counterparty is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Pennsylvania and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

 5.                 Acknowledgements and Agreements of Counterparty.

(a)                 Nature of Rights. Counterparty acknowledges and agrees that this Master Confirmation is not intended to convey to Dealer rights against Counterparty hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Company, Dealer’s rights hereunder shall rank on a parity with the rights of a holder of the Shares enforcing similar rights under a contract involving the Shares.

(b)                 Bankruptcy Code. The parties hereto intend (i) for the Transaction hereunder to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(o), 546, 555 and 561 of the Bankruptcy Code; (ii) for a party’s right to liquidate, terminate or accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under this Master Confirmation with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) that all transfers of cash, securities or other property under or in connection with the Transaction are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “forward contract merchant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f) and 546(j) of the Bankruptcy Code; (iv) that all obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code; and (v) for each of the parties hereto to be a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code.

(c)                 Dealer’s Activities. Counterparty understands and acknowledges that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Counterparty and that Dealer and its affiliates may continue to conduct such transactions during the Pricing Period and the Settlement Period.

(d)                 Establishment of Hedge Position. Counterparty acknowledges that during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind Dealer’s hedge position with respect to such Transaction.

(e)                 Other Market Activities. Counterparty acknowledges that Dealer and its affiliates may also be active in the market for Shares and transactions linked to the Shares other than in connection with hedging activities in relation to any Transaction.

(f)                  Manner of Hedging or Market Activities. Counterparty acknowledges that Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Reference Price and the Rule 10b-18 VWAP.

(g)                 Effect of Market Activities. Counterparty acknowledges that any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Reference Price and Rule 10b-18 VWAP, each in a manner that may be adverse to Counterparty.

(h)                 Purchase Price. Counterparty acknowledges that each Transaction is a derivative transaction in which it has granted Dealer an option; and Dealer may purchase Shares for its own account at an average price that may be greater than, equal to, or less than, the price paid by Counterparty under the terms of the related Transaction.

6.                 Calculations and Payment Date upon Early Termination.

The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines and taking into account the existence of any Other Specified Repurchase Transaction) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of Shares equal in number to the Seller’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the Exchange Business Day immediately following the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 10, such Shares or Alternative Delivery Units shall be delivered on a date selected by the Calculation Agent as promptly as practicable thereafter.

7.                 10b5-1 Plan.

(a)                It is the intent of Counterparty and Dealer that each Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Dealer shall take no action that results in the transaction not so complying with such requirements.

(b)                Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any other substantially similar prepaid variable share repurchase transaction entered into on the Trade Date for such Transaction.

(c)                During the term of any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(d)                Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and over how, when or whether Dealer (or its agent or affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(e)                 Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8.                 Counterparty Purchases.

Except pursuant to any Other Specified Repurchase Agreement, Counterparty (including its “affiliated purchasers”, as defined in Rule 10b-18) shall not, without a prior written consent of Dealer (such consent not to be unreasonably withheld or delayed), directly or indirectly (x) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including, without limitation, by means of a derivative instrument) on the open market or (y) enter into any accelerated share repurchase program, any derivative share repurchase transaction, or any other similar transaction, on any Calculation Date (in the case of clause (x)) or for which the relevant calculation dates or valuation dates (including, without limitation, during any settlement period or seller termination purchase period, each however defined) occur (in the case of clause (y)), during the Relevant Period, the Settlement Period or the Seller Termination Purchase Period and thereafter until all payments or deliveries of Shares under any outstanding Transaction entered into pursuant to this Master Confirmation have been made. Notwithstanding the foregoing, nothing herein shall limit Counterparty’s ability (i) pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) to withhold Shares to cover tax liabilities associated with such equity transactions or (iii) to grant stock, restricted stock units, performance stock units, market stock units, stock appreciation rights, performance stock appreciation rights, stock options and other forms of equity compensation (collectively, “stock compensation”) to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock compensation, in connection with Counterparty’s compensation policies for directors, officers and employees.  Further, without Dealer’s consent, (i) Counterparty or an “affiliated purchaser” (as defined in Rule 10b-18) may (A) effect purchases of Shares or (B) enter into derivative instruments relating to the Shares on any Calculation Date (in the case of clause (A)) or for which the relevant calculation dates or valuation dates (including, without limitation, during any settlement period or seller termination purchase period, each however defined) occur (in the case of clause (B)), during the Relevant Period, the Settlement Period or the Seller Termination Purchase Period so long as they are effected through Dealer (but, for the avoidance of doubt, Dealer shall not be obligated to effect any such purchases), (ii) an agent independent of Counterparty may make purchases of Shares effected by or for an issuer plan of Counterparty in accordance with the requirements of Rule 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the Counterparty” each being used herein as defined in Rule 10b-18), and (iii) Counterparty or any “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions that, in the case of both clause (x) and clause (y), are not reasonably expected to result in purchases of Shares in the market.

9.                 Loss Settlement Election.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case, that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary, no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent, in its commercially reasonable judgment, over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units on any Calculation Date to fulfill its delivery obligation under this Section 9); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 9 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 9 is to be made by Counterparty, paragraphs 2 through 7 of Annex B hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 9 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 9, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 9 shall be referred to as the “Seller Termination Purchase Period”; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates for the relevant Transaction. Dealer shall notify Counterparty of the first day of the Seller Termination Purchase Period at least one Exchange Business Day prior to such first day. Dealer shall notify Counterparty of the last day of the Seller Termination Purchase Period within one Exchange Business Day following such last day.

10.                 Special Provisions for Merger Transaction.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that:

(i)	it will not during the period commencing on the Trade Date for any Transaction and ending on the latest of (x) the last day of the Relevant Period, (y) the last day of the Settlement Period and (z) the last day of the Seller Termination Purchase Period, for such Transaction make or permit to be made (in each case, to the extent within Counterparty’s control) any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or any transaction that, if consummated, would constitute a Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)	it shall promptly notify Dealer following any such Merger Announcement that such Merger Announcement has been made (and Counterparty shall use commercially reasonable efforts to so notify Dealer prior to the next opening of the regular trading session on the Exchange); and

(iii)	it shall promptly provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction (and Counterparty shall use commercially reasonable efforts to so provide such notice to Dealer prior to the next opening of the regular trading session on the Exchange).

The written notice described in clause (iii) above shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)                 Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 above.

(c)                 Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), the Calculation Agent shall make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Reference Price Adjustment Amount, and/or suspend the Pricing Period to preserve the fair value of the Transaction following such Merger Announcement, unless the Calculation Agent determines that no such adjustment that it could make would produce a commercially reasonable result, in which case the occurrence of such Merger Announcement shall constitute an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Pricing Period had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than,

solely for purposes of this Section 10, any such transaction in which the consideration consists solely of cash and there is no valuation period.

11.                 Special Provisions for Friendly Transaction Announcements.

(a)                 If a Friendly Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined based on a Reference Price Adjustment Amount that has been adjusted in a manner that the Calculation Agent determines appropriate to account for the economic effect of such Friendly Transaction Announcement. If a Friendly Transaction Announcement occurs after the Effective Date, but prior to the First Optional Termination Date of any Transaction, the First Optional Termination Date shall be the date of such Friendly Transaction Announcement. If a Friendly Transaction Announcement occurs after the Settlement Date for any Transaction or any earlier date of termination or cancellation of such Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, then a second settlement of such Transaction (a “Second Settlement”) shall occur (notwithstanding such earlier termination or cancellation) with a Number of Shares to be Delivered equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered determined pursuant to the first sentence of this paragraph as if such Friendly Transaction Announcement occurred prior to such Settlement Date minus (y) the Number of Shares to be Delivered determined pursuant to Section 1 of this Master Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex B).

(b)                 “Friendly Transaction Announcement” means (i) an Acquisition Transaction Announcement by Counterparty or its board of directors prior to the Settlement Date or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the “Actual Termination Date”), (ii) (A) an announcement by Counterparty or its board of directors prior to the date three months following the Scheduled Termination Date that an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors, or negotiated by Counterparty or any authorized representative of Counterparty or (B) consummation prior to the date three months following the Scheduled Termination Date of an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation to Counterparty’s shareholders in respect of any such Acquisition Transaction prior to the date three months following the Scheduled Termination Date, the absence of a recommendation that Counterparty’s shareholders reject such transaction.

(c)                 “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d)                  “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries (other than an acquisition from Counterparty or a subsidiary of Counterparty) where the aggregate consideration transferable by Counterparty or any of its subsidiaries exceeds 50% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than a lease, exchange, transfer, disposition or similar event between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.                 [Reserved.]

13.                 Delivery Procedures and Limitation.

Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, Dealer (or its agent or affiliate) shall not be entitled to receive any Shares from Counterparty if such receipt would result in Dealer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt of Shares shall be void and have no effect to the extent (but only to the extent) that any receipt of Shares would result in Dealer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any receipt of Shares by Dealer (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Counterparty’s obligations to make such delivery of Shares shall not be extinguished, and such delivery shall be effected over time as promptly as Dealer reasonably determines that such delivery would not result in Dealer directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.

14.                 Additional Amendments to the Equity Definitions.

(a)                 Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)                 Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or the Transaction” after the words “the relevant Shares” in the same sentence, (y) replacing the words “diluting or concentrative” in the sixth to last line thereof with the word “material” and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares); in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares.”

(c)                 Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”; and by adding the phrase “or the relevant Transaction; provided that such event is not based on (x) an observable market, other than the market for the Issuer’s own stock or (y) an observable index, other than an index calculated measured solely by reference to Issuer’s own operations” at the end of the sentence.

(d)           Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(e)           Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” (y) deleting clause (X) in the final sentence and (z) deleting the phrase “or (Y)” in the final sentence.

15.           Miscellaneous.

(a)           No Collateral. Notwithstanding any provision of this Master Confirmation, or any other agreement between the parties, to the contrary, the obligations of Counterparty under this Master Confirmation are not secured by any collateral.

(b)           Waiver of Trial by Jury. Each of Counterparty and Dealer hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Master Confirmation or the actions of Dealer, COUNTERPARTY or THEIR RESPECTIVE affiliates in the negotiation, performance or enforcement hereof.

(c)           Jurisdiction. Section 13(b)(i)(2) of the Agreement is hereby amended by deleting the words “non-exclusive” in the second line thereof and replacing them with the word “exclusive”.

(d)           Non-Confidentiality. Notwithstanding anything to the contrary herein, (i) Dealer acknowledges that this Master Confirmation may be intended to produce U.S. federal income tax benefits for Counterparty and (ii) Counterparty and Dealer hereby agree that (A) Counterparty is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any aspect of this Master Confirmation relating to the structure or tax aspects thereof, and (B) Dealer does not assert any claim of proprietary ownership in respect of any such aspect of this Master Confirmation.

(e)           Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein or the Agreement (including, without limitation, rights arising from Change in Law, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality).

(f)           No Netting or Setoff. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(g)           Assignment and Transfer. The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Dealer may assign its obligation to deliver or receive Shares hereunder to any of its affiliates without the prior written consent of Counterparty. Upon any such assignment Dealer shall indemnify Counterparty from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation. Notwithstanding the foregoing, if such affiliate of Dealer shall have performed any such assigned obligations, then Dealer shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(h)           Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

(i)            Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle any Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty fails timely to elect to receive Alternative Delivery Units in accordance with Section 9) or in those circumstances in which holders of the Shares also would receive cash.

(j)            Dealer Share Delivery Cap. Notwithstanding any other provision of this Master Confirmation, any Supplemental Confirmation, the Equity Definitions or the Agreement to the contrary, in no event shall Dealer be required to deliver to Counterparty in connection with any Transaction a number of Shares that exceeds the Dealer Share Delivery Cap set forth in the Supplemental Confirmation relating to such Transaction.

(k)           Agreement Regarding Dividends. Notwithstanding any other provision of this Master Confirmation, any Supplemental Confirmation, the Equity Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of a Transaction hereunder, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

(l)           FINRA. Counterparty represents and warrants to Dealer that, as of the Trade Date for each Transaction hereunder and as of the date of any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation hereunder, Counterparty (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to the Transactions hereunder and other acquisitions of Shares, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing.

(l)            Tax Matters. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Master Confirmation and

(ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Master Confirmation.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Authorized Representative

Acknowledged and agreed to as of

the date first above written,

AETNA INC.

By:	/s/ David Buda
Name:	David Buda
Title:	Vice President, Finance and Treasurer

ANNEX A

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: Robert Stewart, Assistant General Counsel

Telephone: 646-855-0711

Facsimile: 646-822-5618

[      ], 201[      ]

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
(860) 273-0123

Re: Accelerated Share Repurchase: Supplemental Confirmation

Ladies and Gentlemen:

Reference is made to the Master Confirmation between us dated February 22, 2017 (the “Master Confirmation”). Capitalized terms used without definition in this Supplemental Confirmation have the definitions assigned to them in the Master Confirmation.

This Supplemental Confirmation confirms the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and Aetna Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below. Dealer is acting as principal in this Transaction.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.       The additional terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Effective Date:	[ ][; provided that Counterparty shall have the right to terminate the Transaction by notice in writing (which, for the avoidance of doubt, shall include email) to Dealer at any time prior to 9:00 a.m., New York City time, on such date, in which case (x) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (y) each of

Dealer and Counterparty shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of the other party arising out of or to be performed in connection with, the Transaction either prior to or after such date of termination (including, without limitation, the payment of any hedging costs incurred by Dealer, any obligations arising in connection with an Extraordinary Event or any obligations arising upon the occurrence of an Event of Default or an Additional Termination Event).]

Closing Price:	The closing price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Share Reference Date, as determined by the Calculation Agent based on Bloomberg page “AET.N <equity> QR <GO>” (or any successor thereto) at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session of the Exchange) on the Share Reference Date, or if such price is not so reported on the Share Reference Date for any reason or the reported price is manifestly erroneous, the Closing Price shall be as commercially reasonably determined by the Calculation Agent.

Share Reference Date:	The Exchange Business Day immediately prior to the Pricing Period Commencement Date.

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ]

Reference Price Adjustment Amount:	[ ]%, multiplied by the Closing Price.

First Optional Termination Date:	[ ]

Scheduled Termination Date:	[ ]

Initial Share Number:	A number of Shares equal to [ ]% of the Prepayment Amount divided by the Closing Price, rounded up to the nearest whole Share; provided that, notwithstanding anything to the contrary in the Agreement, in the Master Confirmation or herein, any failure by Dealer to deliver the Initial Share Number on the Initial Settlement Date, in whole or in part, shall not constitute a Potential Event of Default or Event of

Default under the Agreement (under Section 5(a)(i) or otherwise). Instead, any such failure, whether in whole or in part, if not remedied on or before the Exchange Business Day after notice of such failure is given to Dealer, shall constitute an Additional Termination Event, with Dealer as the sole Affected Party and the Transaction as the sole Affected Transaction.

Initial Settlement Date:	[ ]

Ordinary Dividend:	USD [ ]

Scheduled Ex-Dividend Date:	[ ]

Termination Price:	[ ]

Additional Relevant Days:	[ ]

Dealer Share Delivery Cap:	[ ][1]

3.     Calculation Dates:

1.	2.	3.
4.	5.	6.
7.	8.	9.
10.	11.	12.
13.	14.	15.
16.	17.	18.
19.	20.	21.
22.	23.	24.

1 To Be Equal To 25% Of Total Shares Outstanding.

25.	26.	27.
28.	29.	30.
31.	32.	33.
34.	35.	36.
37.	38.	39.
40.	41.	42.
43.	44.	45.
46.	47.	48.
49.	50.	51.
52.	53.	54.
55.	56.	57.
58.	59.	60.
61.	62.	63.
64.	65.	66.

67.	68.	69.
70.	71.	72.
73.	74.	75.
76.	77.	78.
79.	80.	81.
82.	83.	84.

  If necessary, the Calculation Agent may add additional Calculation Dates beginning with [     ] and continuing with every other Scheduled Trading Day thereafter.

4.       In addition to the covenants in the Agreement, in the Master Confirmation and herein, Dealer agrees to use commercially reasonable efforts, during any Settlement Period or Seller Termination Purchase Period for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (“Rule 10b-18”), as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters, as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Supplemental Confirmation.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Authorized Representative

Acknowledged:

AETNA INC.

By:
Name:
Title:

ANNEX B

Counterparty Settlement Provisions

1.            The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method
Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Pricing Period Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be; provided that if a Friendly Transaction Announcement occurs after the Settlement Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Transaction Announcement.

Default Settlement Method:	Net Share Settlement

Forward Cash Settlement
Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Amount that would have been calculated for such early termination or cancellation if the definition of Valuation Amount were replaced with “For each Transaction, the Reference Price.”, as determined by the Calculation Agent minus (y) the actual Payment Amount calculated for such early termination or cancellation

(in each case, with an amount that would have been owed by Counterparty expressed as a negative number for purposes of this calculation).

Settlement Price:	An amount equal to the average of the Rule 10b-18 VWAPs (or, in the case of a Second Settlement, the Relevant Prices) for the Calculation Dates in the Settlement Period, subject to Pricing Disruption as specified in the Master Confirmation or, in the case of a Second Settlement, subject to Section 6.6(a) of the Equity Definitions as if such dates were Valuation Dates.

Settlement Period:	A number of Scheduled Trading Days selected by Dealer in its commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Scheduled Trading Day immediately following the Pricing Period Termination Date or, in the case of a Second Settlement, the date of the Friendly Transaction Announcement.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement
Payment Date:	The date one Settlement Cycle following the last day of the Settlement Period.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.            Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. Notwithstanding Counterparty’s election (or deemed election) of Net Share Settlement, if all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been met, Cash Settlement shall be applicable in accordance with paragraph 1 above.

3.            Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)       the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Dealer;

(c)       as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and

(d)       as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.             If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)       all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)       as of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)       as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and shall provide for Counterparty to use its best efforts to deliver documentation appropriate and customary for private placements of equity securities of similar size by similar companies to Counterparty, and shall provide for the payment by Counterparty of all reasonable, out-of-pocket fees and expenses in connection with such resale, including, without limitation, all reasonable fees and expenses of outside counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)       in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer and customary for private placements of equity securities of similar size by similar companies to Counterparty.

5.             Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell, in a commercially reasonable manner over a commercially reasonable period of time, all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.             If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is two (2) Currency Business Days after the Makewhole Notice Date, or (ii) deliver to Dealer additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the second Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent determines would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7.             Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 26,119,994 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.